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           INFINITY PROPERTY AND CASUALTY CORPORATION AND SUBSIDIARIES

    EXHIBIT 12 - COMPUTATION OF PRO FORMA RATIOS OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                                   Nine Months
                                                         ended     Year ended
                                                       9/30/02           2001
Pro forma operating earnings (loss) before
 income taxes                                          $35,800       $ (3,800)

Fixed charges:
  Interest expense (a)                                   3,700          4,900
  One-third of rentals                                   3,525          4,700
                                                       -------       --------
EARNINGS                                               $43,025       $  5,800
                                                       =======       ========

Fixed charges:
  Interest expense (b)                                 $11,475       $ 15,300
  One-third of rentals                                   3,525          4,700
                                                       -------       --------
FIXED CHARGES                                          $15,000       $ 20,000
                                                       =======       ========


Pro Forma Ratio of Earnings to Fixed Charges               2.9             --
                                                       =======       ========
Earnings sufficient (insufficient) to cover
 Fixed Charges                                         $28,025       $(14,200)
                                                       =======       ========


(a) Interest expense as reported in pro forma earnings for the respective period.

(b) Interest expense on the entire $180 million in 8.5% senior notes to be issued.